 As filed with the Securities and Exchange Commission on August 9, 2011

Registration Statement No.  333-175936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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KRAIG BIOCRAFT LABORATORIES, INC.
(Exact Name of Small Business Issuer in its Charter)

Wyoming	2820	83-0459707
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

120 N. Washington Square, Suite 805,
Lansing, Michigan 48933
(517) 336-0807
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Kim Thompson, CEO
Kraig Biocraft Laboratories, Inc.
120 N. Washington Square, Suite 805,
Lansing, Michigan 48933
(517) 336-0807
 (Name, Address and Telephone Number of Agent for Service)

Copies to:

Darren L. Ofsink, Esq.
Guzov Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Telephone: (212) 371-8008
Facsimile: (212) 688-7273

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Pursuant to the provisions of Rule 429 under Securities Act of 1933, this Registration Statement relates to Registration Statement No. 333-162316 filed by the Registrant. The prospectus forming part of this Registration Statement shall serve the purpose of a post-effective amendment to Registration Statement No. 333-162316 as specified in Rule 429.

EXPLANATORY NOTE

Kraig Biocraft Laboratories, Inc. previously filed Registration Statement No. 333-162316 and certain amendments thereto in order to register shares of its Class A Common Stock for resale by the selling securityholder. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-162316. Of the 63,600,000 shares of common stock registered pursuant to Registration Statement No. 333-162316, as of July 28, 2011, 11,824,144 shares of common stock have been sold pursuant to such Registration Statement. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement No. 333-162316 51,775,856 shares of Class A common stock. In addition, this registration statement registers for resale by the selling securityholder an additional 11,824,144 shares of Class A common stock, none of which have been previously registered.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$871.31
Transfer Agent Fees	$300.00
Accounting fees and expenses	$4,500.00
Legal fees and expenses	$15,000.00
Total	$20,671.31

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 16 Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation (1)

3.2	Articles of Amendment (4)

3.3	By-Laws (1)

5.1	Opinion of Guzov Ofsink, LLC**

10.1	Employment Agreement, dated November 10, 2011, by and between Kraig Biocraft Laboratories, Inc. and Kim Thompson*

10.2	Securities Purchase Agreement between Kraig Biocraft Laboratories and Worth Equity Fund, L.P. and Mutual Release (1)

10.3	Securities Purchase Agreement between Kraig Biocraft Laboratories and Lion Equity (1)

10.4	Amended Letter Agreement, dated September 14, 2009, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (4)

10.5	Exclusive License Agreement, effective as of May 8, 2006, by and between The University of Wyoming and Kraig Biocraft Laboratories, Inc. (3)

10.6
Addendum to the Founder’s Stock Purchase and Intellectual Property Transfer Agreement, dated December 26, 2006, and the Founder’s Stock Purchase and Intellectual Property Transfer Agreement dated April 26, 2006 (4)

10.7	Intellectual Property/Collaborative Research Agreement, dated March 20, 2010, by and between Kraig Biocraft Laboratories and The University of Notre Dame du Lac

10.8	Letter Agreement, dated June 28, 2011, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC (5)

14.1	Code of Business Conduct and Ethics (2)

23.1	Consent of PS Stephenson & Co., P.C.*

23.2	Consent of Webb & Company, P.A.*

23.3	Consent of Counsel, contained in Exhibit 5.1**
_____________
(1)   Incorporated by reference to our Registration Statement on Form SB-2 (Reg. No. 333-146316) filed with the SEC on September 26, 2007.

(2) Incorporated by reference to our annual report on Form 10-KSB for the year ended December 31, 2007 filed with the SEC on March 26, 2008.

(3) Incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010.

(4) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-162316) filed with the SEC on October 2, 2009.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 29, 2011.

 * Previously Filed.

 ** Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on August 9, 2011.

KRAIG BIOCRAFT LABORATORIES, INC.

By:	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer, Principal Financial and Accounting Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

August 9, 2011	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer, Principal Financial and Accounting Officer and Chairman of the Board of Directors